Exhibit 10.31

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the “Agreement”) is made as of August 16, 2010 by and among (1) Aladdin Knowledge Systems Ltd., an Israeli company (“Buyer”), and (2) Secure Computing, LLC, a Delaware limited liability company (f/k/a Secure Computing Corporation, a Delaware corporation) (“Seller”). Buyer and Seller are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used, but not defined, herein shall have the same meanings set forth in the asset purchase agreement dated July 29, 2008 between Buyer and Seller (the “Purchase Agreement”).

WHEREAS, Buyer and Seller entered into the Purchase Agreement, pursuant to which Buyer purchased from Seller the Acquired Assets;

WHEREAS, as set forth therein, the Purchase Agreement provides that Seller indemnifies Buyer for breaches of representations, warranties, covenants, agreements, obligations or undertakings made by the Seller in the Purchase Agreement and for the Non-Assumed Liabilities Claims;

WHEREAS, in connection with the Purchase Agreement, the Parties executed an escrow agreement with Wells Fargo Bank, National Association (the “Escrow Agent”) dated September 4, 2008 (the “Escrow Agreement”), which sets forth their rights and obligations with respect to the Indemnity Escrow Funds (as defined in the Escrow Agreement), and the distribution and release thereof;

WHEREAS, pursuant to the Escrow Agreement, the Indemnity Escrow Account (as defined in the Escrow Agreement) was established and funded;

WHEREAS, Paragraph 7.5.3 of the Purchase Agreement states, “All representations, warranties and covenants in this Agreement shall survive the Closing and shall expire on, and no

Indemnifying Party will be liable for any Damages hereunder with respect to a breach of such representations, warranties and covenants unless a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to the twelve (12) month anniversary of the Closing Date”;

WHEREAS, Buyer provided Claim Notices (as defined in the Escrow Agreement) to Seller for certain claims against Seller for indemnification by letters dated August 11, 2009 and April 14, 2010 (the “Indemnification Claims”);

WHEREAS, by letter dated September 3, 2009, Seller contested the Indemnification Claims in a Dispute Notice (as defined in the Escrow Agreement); and

WHEREAS, the Parties wish to resolve, settle, and compromise all outstanding disputes over the validity and amount of the Indemnification Claims and avoid litigation regarding those Indemnification Claims;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good, adequate, and sufficient consideration described herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Settlement and Compromise Only. This Agreement is entered into for purposes of settlement and compromise only. Nothing contained in this Agreement or done or omitted in connection with this Agreement is intended as or shall be construed as an admission by, or on behalf of Buyer or Seller of any fault, liability or wrongdoing whatsoever.

2. Settlement Payment. Pursuant to Paragraph 3 of this Agreement, $1,600,000.00 shall be paid to Buyer from the Indemnity Escrow Account (the “Settlement Payment”). After the Settlement Payment is made, the Seller shall receive the balance remaining in the Indemnity Escrow Account.

Settlement Agreement	– 2 –

3. Payment of Escrow Funds In order to effectuate the disposition of the Indemnity Escrow Funds set forth in Paragraph 2, the Parties shall, immediately upon execution of this Agreement, execute and deliver to the Escrow Agent via facsimile the letter attached hereto as Exhibit A, which provides joint written instructions to the Escrow Agent required to effectuate release of the Indemnity Escrow Funds pursuant to Section 3(b) of the Escrow Agreement.

4. Releases.

Effective upon Buyer’s receipt of the Settlement Payment:

(a) Buyer on behalf of itself and its parent companies and any subsidiaries, affiliates, predecessors, and successors, and its current and former officers, directors, shareholders and employees in their capacities as such and the heirs, predecessors, successors and assigns of each (collectively, the “Buyer Releasors”), shall release, acquit and forever discharge Seller and its parent companies and subsidiaries, affiliates, predecessors, and successors, and its current and former officers, directors, shareholders and employees in their capacities as such and the heirs, predecessors, successors and assigns of each (collectively, the “Seller Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands that arise out of or in any way relate to the Indemnification Claims, whether in law, admiralty or equity, known or unknown, which against the Seller Releasees, the Buyer Releasors now have or hereafter can, shall or may have; and

(b) Seller on behalf of itself and its parent companies and any subsidiaries, affiliates, predecessors, and successors, and its current and former officers, directors,

Settlement Agreement	– 3 –

shareholders and employees in their capacities as such and the heirs, predecessors, successors and assigns of each (collectively, the “Seller Releasors”), shall release, acquit and forever discharge Buyer and its parent companies and subsidiaries, affiliates, predecessors, and successors, and its current and former officers, directors, shareholders and employees in their capacities as such and the heirs, predecessors, successors and assigns of each (collectively, the “Buyer Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands that arise out of or in any way relate to the Indemnification Claims, whether in law, admiralty or equity, known or unknown, which against the Buyer Releasees, the Seller Releasors now have or hereafter can, shall or may have.

5. The Parties agree to bear their own attorneys’ fees and waive any statue, rule of court, provision or legal proposition which might otherwise be relied upon to obtain costs, fees or expenses in connection with the claims released herein.

6. The Parties assert that they have not assigned, transferred or conveyed to any person or entity any claim, demand, liability, obligation or cause of action released by this Agreement.

7. Governing Law; Jurisdiction. The internal law, without regard to conflicts of laws principles, of the State of New York shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

8. Consent to Jurisdiction. Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof shall be brought in

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the courts of the State of New York or of the United States of America for the District of New York, and, by execution and delivery of this Agreement, the Parties hereby accept for themselves and in respect of their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts. The Parties waive the right to trial by jury with respect to any claims hereby.

9. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all previous written or oral agreements, understandings, promises or negotiations. No Party to the Agreement has made or is relying on any representations, warranties, or promises not set forth in this Agreement. This Agreement may not be modified, amended, supplemented, altered, or varied except by written instrument signed by or on behalf of all Parties to this Agreement.

10. Counterpart Execution. This Agreement may be executed via facsimile in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Execution by any party may be made by duly authorized attorney-in-fact pursuant to power of attorney.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

ALADDIN KNOWLEDGE SYSTEMS LTD.		SECURE COMPUTING, LLC (F/K/A
SECURE COMPUTING CORPORATION)
By: McAfee, Inc. (its Sole Member)

By:	/s/ Kenneth M. Siegel	By:	/s/ Louis Riley
Name:	Kenneth M. Siegel	Name:	Louis Riley
Title:	Vice President	Title:	VP and Assistant General Counsel

Settlement Agreement	– 5 –

Exhibit A

August 12, 2010

By Facsimile +1 612.667.2160

Wells Fargo Bank, National Association

Corporate, Municipal & Escrow Solutions

MAC N9311-115

625 Marquette Avenue, 11th Floor

Minneapolis, MN 55479

Attention: Aaron R. Soper

Joint Written Instructions for Release of Indemnity Escrow Funds

Dear Mr. Soper:

Reference is made to the Escrow Agreement dated as of September 4, 2008 by and among Aladdin Knowledge Systems Ltd. (“Buyer”), Secure Computing Corporation (“SCC”) and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”) (the “Escrow Agreement”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

On August 11, 2009, Buyer set forth various claims for indemnification (the “Indemnification Claims”) in a letter addressed to SCC. In a letter dated September 3, 2009, SCC disputed the validity of Buyer’s Indemnification Claims and instructed the Escrow Agent to treat the letter as a Dispute Notice.

SCC and Buyer have since entered into an agreement to resolve their dispute over the Indemnification Claims. Pursuant to Section 3(b) of the Escrow Agreement, the parties hereby provide the following joint written instructions directing the release and disposition of the Indemnity Escrow Funds as follows:

1. The amount of $1,600,000.00 shall be transmitted by wire transfer in immediately available funds to: Citibank N.A, Arlington Heights, IL; ABA 271070801; For the Benefit of: Aladdin Knowledge Systems, Inc. Beneficiary’s Acct: 0800104459

2. The balance of the Indemnity Escrow Funds shall be transmitted by wire transfer in immediately available funds to: McAfee, Inc. Account No. 5800176215, Routing No. 026009593.

Please confirm receipt of this letter and execution of these instructions.

Wells Fargo Bank, National Association

August 16, 2010

Should you have any questions, please contact us at:

For Aladdin Knowledge Systems, Ltd.:

Aladdin Knowledge Systems, Ltd. c/o SafeNet

4690 Millennium Drive

Belcamp, MD 21017

Attn: Kenneth M. Siegel (ken.siegel@safenet-inc.com; 650-261-2497)

For Secure Computing:

McAfee, Inc.

5000 Headquarters Dr.

Plano, TX 75024

Attn: Carter Hopkins (carter_hopkins@mcafee.com; 972-987-2666)

Very truly yours,

ALADDIN KNOWLEDGE SYSTEMS LTD.		SECURE COMPUTING, LLC (F/K/A
SECURE COMPUTING CORPORATION)
By: McAfee, Inc. (its Sole Member)

By:	/s/ Kenneth M. Siegel	By:	/s/ Doug Rice
Name:	Kenneth M. Siegel	Name:	Doug Rice
Title:	Vice President	Title:	V.P. Treasurer, McAfee, Inc.